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                                                                    EXHIBIT 10.2

                         EMPLOYMENT AGREEMENT AMENDMENT

                               Amendment Number 3

      This Amendment Number 3 to the Employment Agreement, made as of September 1, 2002 and amended by Amendment Number 1 thereto made as of September 1, 2002 and Amendment Number 2 thereto made as of June 23, 2003 (as so amended, the "Employment Agreement"), between Hanover Direct, Inc., a Delaware corporation (the "Company"), and Thomas C. Shull ("Shull"), shall be effective as of August 3, 2003.

                              W I T N E S S E T H :

      WHEREAS, the Company and Shull entered into the Employment Agreement; and

      WHEREAS, the Company and Shull now desire to amend the Employment Agreement in certain respects.

      NOW, THEREFORE, it is agreed by and between the parties hereto to the following amendments to the Employment Agreement:

      1. Section 3 of the Employment Agreement is hereby amended to read as follows:

            "Term. Subject to paragraph 6, the term of this Agreement (the "Agreement Term") and the term for the services of Shull shall commence as of September 1, 2002 and shall terminate on March 31, 2006."

      2. The first sentence of paragraph 4(a) of the Employment Agreement is hereby amended to read as follows:

            "In consideration for providing his services as President/CEO, during the Agreement Term, Shull shall receive, in addition to the other consideration provided in this Agreement, compensation at the rate of $71,250 per month or $855,000 per annum (the "Base Compensation"), payable in accordance with the Company's normal payroll policies; provided, however, that for purposes of the 2002 Management Incentive Plan referred to in Exhibit 1, and the 2003 Management Incentive Plan, if any, Shull's annual Base Compensation shall be deemed to be $600,000 through March 31, 2003; and, provided, further, however,
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            that solely for purposes of (1) Sections 2.9(ii) and 5.1(i) of the
            Hanover Direct, Inc. Eighteen Month Key Executive Compensation Continuation Plan effective as of April 25, 2001, as amended, (2) clause (ii) of the definition of "For Good Reason" contained in
            Section 5 of this Agreement, and (3) the Transaction Bonus Agreement between the Company and Shull dated May 14, 2001 as amended September 1, 2002, Shull's Base Compensation (therein referred to as annualized base salary or base pay) shall be equal to the higher of Shull's Base Compensation (or annualized base salary or base pay) at the time of the Change of Control and Shull's Base Compensation on August 2, 2003 (which was $900,000)."

      3. The last sentence of the first paragraph of Section 5 of the Employment Agreement is hereby amended to read as follows:

            "The 2000 Option is fully vested and exercisable until March 31,
             2006."

     4. The definition of "For Good Reason" contained in Section 5 of the Employment Agreement is hereby amended to read as follows:

            ""For Good Reason" shall mean the voluntary termination by Shull of his employment with the Company on account of any of the following actions: (i) a substantial and material diminution of Shull's duties or responsibilities for the Company, (ii) a material and substantial diminution of Shull's base salary or any long-term incentive opportunity (each as in effect as of the first day of the Agreement
            Term), (iii) the Company's requiring Shull to regularly report to work at a facility that is more than 30 miles from the facility at which Shull regularly reported as of the first day of the Agreement Term, (iv) decisions or actions by the Board of Directors, committees or individual members of the Board (including designees of the holder of the Series B Participating Preferred Stock of the Company if any) that materially impede Shull's ability to take actions to increase value for all shareholders of the Company, (v) the failure of the Company to provide Shull with the number of paid vacation days to which he would otherwise be entitled in accordance with the vacation policy of the Company, or (vi) any action by the Company that adversely affects in a material way Shull's participation in or materially reduces Shull's benefits under any such of the Company's employee benefit or compensation plans; provided, however, that in all cases, in order to terminate his employment with the Company For Good Reason, Shull must notify the Company in writing that Good Reason exists within 30 Business days of his knowledge of the event or events constituting Good Reason. The Company shall thereafter have 15 Business days within which to cure Shull's otherwise Good Reason ("The Cure Period"). Unless Shull's Good Reason is cured during the Cure Period, his termination For Good Reason shall become effective on the first business day following the conclusion of the Cure Period."

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           5.  Except as hereunder provided, the Employment Agreement shall remain in full force and effect without furhter modification.

           IN WITNESS WHEREOF, the Company and Shull have executed this Amendment Number 3 as of August 6, 2003.



                                       HANOVER DIRECT, INC.

                                      By:  /s/ Brian C. Harriss
                                        -----------------------
                                         Name: Brian C. Harriss
                                        Title: Executive Vice President,
                                               Human Resources & Legal



                                        /s/  Thomas C. Shull
                                        -----------------------
                                       THOMAS C. SHULL